Stockgroup www.stockgroup.com

December 24, 2007

Mr. Dana L. Stetson
565 Alda Road
Mamaroneck, NY 10543

Dear Dana,

Stockgroup Systems Ltd. ("Company") is pleased to extend an offer of employment to you as Vice President of Licensing Sales. You will be responsible for leading the web services licensing teams throughout the United States, Canada and Europe. Your work location will be New York. We are excited to bring you into our growing team and look forward to a great relationship. Below we have outlined the terms of your employment for your review and acceptance.

This offer is valid until 5 p.m. PT December 27, 2008. In this position you will report to Marcus New, Chief Executive Officer on an interim basis, commencing January 8, 2008 This reporting structure will change to you reporting to the COO upon hiring of the Chief Operating Officer (COO).

Key Accountabilities:

Revenue - Achieve company revenue targets. Demonstrate strong sales execution, and consistently achieve/exceed sales goals

Sales Strategy - Develop and execute the company's go-to- market sales strategy (distribution channels, partner mix, coverage plans etc.)

Channel Development - Develop a channel strategy and partner network capable of effectively reselling Stockgroup's financial products and services and delivering the targeted revenue contribution from the indirect channel

Expense Management - Meet / exceed revenue plan while controlling selling costs and effectively managing deal margins

Win big deals - Personally win big deals; knock down big doors and close deals; close strategic 3rd party relationships that contribute to sales

Analysis and planning - Monitor sales activity related to existing customers, pipeline, and prospects; provide accurate forecasts; hold sales people accountable for meeting their numbers

Senior Management - Be an active part of the senior management team of the company; participate in business planning, strategy, and weekly meetings

Live the Company Values – Demonstrate and teach the company core values.

As an employee of Company, you are considered to be holding a position of trust and are therefore subject to abide by Company's Confidentiality Agreement and Non-Compete agreement (copy attached), which you will be required to sign prior to and in consideration of your employment with Company.

Stockgroup Systems Ltd. operates under New York State Labor Standards.

Compensation & Benefits:

You will be paid a salary of $ 160,000 per annum plus you will have the opportunity to receive variable pay equal to 50% of your salary. The potential to exceed 50% variable pay exists as outlined in your annual Incentive Compensation Plan. Variable pay is outlined in the attached Incentive Compensation Plan. Your salary will be paid bi-monthly, via direct deposit, less required statutory deductions and remittances for Tax, and any other deductions relating to your health and benefit premiums.

Vacation entitlement will be three weeks until your employment service qualifies you for the next level of vacation entitlement, and subject to the conditions of the Annual Vacation Policy. In addition, starting after one (1) year and through the term of your employment you are entitled to participate in the company bonus (flex) time program.

Your regular hours of work will be determined by your supervisor and may be changed from time to time. Your performance will be reviewed on a semi-annual basis and will be conducted in accordance with the company wide performance reviews. Annual salary reviews are conducted once a year.

Company's benefit programs will be effective ~~upon 30 days waiting~~ IMMEDIATLY period. Mandatory participation is required for Group Term Life insurance, and Employee Assistance Program. Extended health and dental may be waived provided you are currently receiving spousal coverage (summary enclosed). We reserve the right to change or discontinue any medical, dental or other benefits plans at any time, subject to applicable federal, provincial law and state law. Premiums are paid 80% by the Company and 20% by the employee.

Until you become eligible for the company benefits program you can opt to be covered by Cobra. Cobra is self administered plan and information on this program has been included with your recent employer's termination packages. Stockgroup will reimburse 80% of the 30 day premium cost. Cost will be submitted as an expense. Termination of Cobra after 30 days is the employee's responsibility and Stockgroup will not pay for premiums exceeding 30 days coverage.

Cell Phone

The Company will reimburse you for your cellular phone expense used for business purposes. Your cellular phone may be required to be paid under a negotiated master agreement with a single telco provider in order to receive reimbursement.

Company Stock Option Plan

You will be eligible to participate in the Company Stock Option plan subject to and upon execution of an Incentive Stock Option Agreement. Grant date is April 8, 2008. You will have options to purchase up to 135,000 common shares, and options will vest as follows:

- 1/3 per year for three (3) years beginning one quarter after your grant date

The Company stock option plan will be formally documented separately.

Probation & Separation of Employment

Your employment with Company will be subject to an initial three (3) month probationary period. If, during such period, it is determined by either you or Company that your continued employment is not in your or Company's respective best interests, your employment may be terminated by you upon notice to Company, or by Company upon notice to you, without the requirement of termination pay.

If you are terminated for any reason by the Company with the exception of Cause as defined below after the 3 month probationary period and within the first 395 days from the start of your employment, the Company shall pay you a sum of one month base salary as severance. If you are terminated by the Company without cause at any time after 395 days from the start of your employment, you will be entitled to one month base salary as severance for each full year you were employed up to a maximum of 4 months.

Stockgroup

Termination by the Company for Cause

The Company may terminate your employment as VP of Licensing for Cause at any time without any notice or severance. In this Agreement, "Cause" shall mean the following:

1. the commission of theft, embezzlement, fraud, obtaining funds or property under false pretences or similar acts of misconduct with respect to the property of the Company or its employees or the Company's customers or suppliers;
2. your entering of a guilty plea or conviction for any crime involving fraud, misrepresentation or breach of trust, or for any serious criminal offence that demonstrably impacts adversely on the Company or disqualifies you to hold your office by law or regulation; or
3. your willful material and damaging misconduct in the performance of your duties;
4. your gross negligence or other gross misconduct which has caused substantial harm or damage material to the Company;
5. your failure to disclose, willfully, intentionally and in bad faith material information or providing materially false or misleading information about the condition of the Company and such non-disclosure has a material adverse effect on the Company;
6. any other matter constituting just cause at common law

Dana, I am looking forward to working with you and supporting you in your goals here at Stockgroup. I know you will be a valuable addition to the team. Welcome to our company!

Sincerely,

Marcus New
Chief Executive Officer

My signature below confirms my understanding and acceptance of This Offer including the terms outlined in Exhibit "A":

Dana Stetson ______________

Date: 12/24/2007

Please return this document to the Human Resources Department
CONFIDENTIAL HR FAX NUMBER: 604-408-1580